Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Farmers National Banc Corp. on Form S-1 of our report dated March 16, 2010 on the consolidated financial statements of Farmers National Banc Corp., and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Farmers National Banc Corp. for the year ended December 31, 2009. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio
May 27, 2010